Exhibit 2.1

Execution version

28 December 2023

PRIMO WATER CORPORATION

AND

OSMOSIS BUYER LIMITED

AMENDMENT AGREEMENT

in respect of the Share Purchase Agreement relating to the sale and purchase of the issued and outstanding shares in the share capital of Carbon Luxembourg S.à.r.l. dated 2 November 2023

THIS AGREEMENT is made on 28 December 2023

BETWEEN

(1)	PRIMO WATER CORPORATION a company incorporated in Canada whose registered office is at 1200 Britannia Rd East Mississauga, Ontario, Canada L4W 4T5 (the Seller); and

(2)	OSMOSIS BUYER LIMITED a company incorporated in England whose registered office is at Fourth Floor Abbots House, Abbey Street, Reading, Berkshire, United Kingdom, RG1 3BD (the Purchaser),

(each a Party and together, the Parties).

RECITALS

(A)
The Seller and the Purchaser entered into a share purchase agreement on 2 November 2023 (the SPA) relating to the acquisition by the Purchaser, from the Seller, of the entire issued and outstanding shares in the share capital of Carbon Luxembourg S.à.r.l. whose registered office is at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg with RCS Luxembourg number B263162 (the Company).

(B)	The Parties wish to amend the terms of the SPA in accordance with clause 19.6 (Variation) of the SPA, subject to and in accordance with the terms of this Agreement.

In consideration of the mutual undertakings each Party gives to the other in this Agreement, IT IS HEREBY AGREED as follows:

1.	Interpretation

1.1.	Terms used but not defined in this Agreement shall have the meanings given to them in the SPA.

1.2.	Clauses 1.2 to 1.4 (inclusive) and 1.6 to 1.12 (inclusive) of the SPA shall apply to this Agreement as if references to “this Agreement” in such clauses were references to this Agreement.

2.	Amendment of the SPA

2.1.	The Parties agree that, with effect from the date of this Agreement:

(a)	the definition of “Agreed Purchase Price Adjustment” in clause 1.1 of the SPA shall be replaced by the following:

““Agreed Purchase Price Adjustment” means an amount equal to eighteen million three hundred forty-five thousand eight hundred sixteen United States Dollars and twenty cents (USD 18,345,816.20);”

(b)	the definition of “Protected Territories” in Clause 1.1 of the SPA shall be replaced by the following:

““Protected Territories” means Belgium, Denmark, Estonia, Finland, France, Germany, Hungary, Latvia, Lithuania, Luxembourg, Netherlands, Norway, Poland, Spain, Sweden, Switzerland;”

(c)	the following definition shall be inserted in Clause 1.1 of the SPA:

““Shared Marketing Materials IP” means the Intellectual Property Rights (and other rights) in and to:

(a)	images and other materials created during, and derived from, marketing photo shoots arranged by, or carried out on behalf of, Primo Water Europe S.L.U;

(b)	the digital marketing campaign created by or on behalf of Primo Water Europe S.L.U, including all images, content and other materials created for that campaign; and

(c)	the TV marketing campaign created by or on behalf of Primo Water Europe S.L.U including all films, images, content or other materials created for that campaign,

in each case, that are owned by any of the Group Companies as at the Closing Date and that were used in both the business to be retained by the Seller’s Group (on the one hand) and the Business operated by the Group Companies (on the other hand) prior to Closing, excluding:

(i)	any Branding IP (including the Seller Marks and any Transferring Brand IP); and

(ii)	the Intellectual Property Rights in and to the App;”

(d)	the following new sub-clauses 9.6A and 9.10 to 9.13 (inclusive) shall be inserted in Clause 9 of the SPA:

“9.6A        Licence of certain software

Without prejudice to Clause 16, with effect from the Closing Date, the Purchaser hereby grants to the Seller, and shall procure the grant to the Seller by the relevant other members of the Purchaser’s Group of, a non-exclusive, perpetual, irrevocable, royalty-free, transferable and sublicensable licence to use, modify, decompile, adapt and improve the Intellectual Property Rights owned by any member of the Purchaser’s Group as at the Closing Date in:

(a)	the software application known as COM; and

(b)
any proprietary configurations, customisations, modifications or integrations of any third party software (including those relating to Drupal, Magento, SAP, Hyperion and Essbase) that have been created prior to Closing.

The Seller accepts that this licence is granted on an “as-is” basis and that no member of  the Purchaser’s Group makes any warranty, representation or undertaking in relation to the condition or validity of the licensed Intellectual Property Rights.

9.10          Subject to Clauses 9.11 and 9.12, with effect from the Closing Date, the Purchaser hereby grants to the Seller, and shall procure the grant to the Seller by the Group Companies of, an exclusive, perpetual, irrevocable, royalty-free, transferable and sublicensable licence to use the Shared Marketing Materials IP, and to modify, adapt and improve the Shared Marketing Materials IP for use, in each case outside the Protected Territories.

9.11           Subject to Clause 16, the licence in Clause 9.10 shall include the right for the Seller and its sub-licensees to use the Shared Marketing Materials IP:

(a)
in relation to any online presence, including any website or app, for the purpose of advertising and/or promoting the products and/or services of the members of the Seller’s Group to be provided outside the Protected Territories; and/or

(b)	to provide non-customer-facing services, including preparing, developing and printing advertising materials, in the Protected Territories for use outside the Protected Territories.

9.12           Nothing in Clause 9.10 shall prevent or restrict the Purchaser, the Group Companies or any of their licensees from using, and the Purchaser shall be entitled to use, and to permit the Group Companies and third parties to use, the Shared Marketing Materials IP:

(a)
in relation to any online presence, including any website or app, for the purpose of advertising and/or promoting the products and/or services of the Group Companies to be provided in the Protected Territories;

(b)	to provide non-customer-facing services, including preparing, developing and printing advertising materials, outside the Protected Territories for use in the Protected Territories; and/or

(c)
in order to exercise its rights to sell products in the webshop operated by the Business of the Group Companies on the websites located at the URLs www.maquinas-agua.pt and www.waterdispensers-primo.co.uk and the account operated by the Business of the Group Companies on www.amazon.co.uk.

9.13          The Seller hereby irrevocably and unconditionally waives its rights under Clause 9.8.2 to require the Purchaser to transfer or procure the transfer of the Shared Marketing Materials IP to the Seller or another member of the Seller’s Group.”

(e)	Part C of Schedule 12 of the SPA shall be amended to read as follows:

“Subject to Closing having occurred, the Seller shall indemnify and hold the Purchaser harmless, from and against, and the Seller hereby covenants to pay to the Purchaser, on demand, an amount equal to any and all Losses suffered or incurred by it or any Group Company (and the term “Group Company” shall, for the purposes of this paragraph, include Pure CIT Ltd, an Israeli company with its registered address at 4 Odem, Petah Tikva, 4951787 Israel) arising as a direct result of the Reorganisation whether prior to, on or after the completion of the Reorganisation.”; and

(f)	Paragraph (1)(a) of Part B of Schedule 12 shall be amended as follows:

“an amount equal to any and all regulatory fines imposed on the Purchaser or any Group Company arising as a result of the use of (or any proceeding or investigation relating to the use of) borehole “F3” at the Tessieres Facility in contravention of applicable law or regulation prior to Closing, provided that the Seller shall not be required to pay any amounts pursuant to this paragraph (a) if and only to the extent that the fines are caused, triggered, increased or have their timing accelerated by a disclosure made as a result of a voluntary audit, inspection, analysis, sampling or the like after Closing by or on behalf of the Buyer or any Group Company (excluding any disclosure that has been required or requested to be made under applicable law or regulation in connection with any steps contemplated by paragraph (b) below);”.

2.2.
The Seller and the Purchaser hereby acknowledge and agree that it is proposed that, following Closing, the Company (and/or any of its Subsidiaries) may transfer (i) its equity interests in Chateau D’Eau S.à.r.l. and (ii) its equity interests in Eden Springs (Nederland) B.V., and that such transfers may be taxable to the Company and may reasonably be expected to result in the Company suffering or incurring Luxembourg recapture tax by reference to amounts of interest, write-down or other expense incurred on or before Closing in respect of the participations held by the Company and Cott Luxembourg.  The Seller hereby grants its permission to such transfers for the purposes of clause 13.8.1(b)(iii) of the SPA and, accordingly, any Specified Indemnity Claim under paragraph (b) of Part A of Schedule 12 to the SPA in respect of such transfers shall not be excluded under or pursuant to clause 13.8.1(b)(iii) of the SPA.

2.3.
The Seller shall indemnify and hold the Purchaser harmless, from and against, and the Seller hereby covenants to pay to the Purchaser, on demand, an amount equal to any stamp duty and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such taxes and duties are payable (including any reasonable costs incurred by the Purchaser and/or any Group Company in connection with the payment of such taxes and duties) in connection with the transfer by Eureau Sources (a French société par actions simplifiée registered at the trade and companies registry of Aurillac under number 440 874 923) of its shares in La Licorne Holding (a French société par actions simplifiée registered at the trade and companies registry of Romans under number 808 841 290) to the other shareholders of La Licorne Holding.

2.4.	Each variation under this Agreement constitutes a variation pursuant to, and in accordance with clause 19.6 (Variation) of the SPA, with effect from the date of this Agreement.

2.5.	Except as varied by the terms of this Agreement, the provisions of the SPA will remain in full force and effect.

2.6.
Save as otherwise expressly provided in this Agreement, nothing in this Agreement shall constitute a waiver or discharge of any rights, benefits, obligations and/or liabilities of the Purchaser or the Seller under the SPA which have accrued immediately prior to execution of this Agreement.

3.	Acknowledgements

3.1.
The Seller and the Purchaser each acknowledge that (i) this Agreement constitutes a “Transaction Document” as defined in the SPA and (ii) all documents to which the Seller and the Purchaser are both a party which make reference to the SPA shall be deemed to refer to the SPA as amended by this Agreement.

3.2.	Any reference in the SPA to the date of the SPA shall be a reference to 2 November 2023 rather than a reference to the date of this Agreement.

4.	Warranties

Each Party (the Warrantor) warrants to each other Party that the statements set out below are true and accurate as at the date of this Agreement:

(a)
the Warrantor has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement; and

(b)	entry into and performance by the Warrantor of this Agreement will not:

(i)	breach any provision of its constitutional documents; or

(ii)	result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority,

where any such breach would adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement.

5.	Further Assurance

Each of the Parties agrees to execute, or procure the execution of, such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

6.	Whole Agreement

This Agreement sets out the whole agreement between the Parties in respect of the subject matter of this Agreement and supersedes any previous draft, agreement, arrangement or understanding between them, whether in writing or not, relating to it.

7.	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and execution of this Agreement.

8.	Counterparts

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment shall be an effective mode of delivery.

9.	Variations

Any amendment to this Agreement shall be an amendment to the SPA and, as such, shall be governed by clause 19.6 (Variation) of the SPA.

10.	Third Party Enforcement Rights

A person who is not a party to this Agreement or the SPA shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement or the SPA, except, in relation to the SPA (including following its amendment pursuant to this Agreement), as set out in clause 19 (Third Party Rights) of the SPA.

11.	Arbitration

Any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this clause 10 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration seated in London conducted in English by a single arbitrator pursuant to the LCIA Rules, save that unless the Parties agree otherwise, none of them shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute. The tribunal sole arbitrator shall be nominated by agreement of the Parties to the dispute or, if the Parties fail to agree on a joint nomination within 30 calendar days of the date of service of the Response to the Request for Arbitration, he or she shall be selected and appointed by the LCIA.

12.	Governing Law and Jurisdiction

12.1.	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by English law.

12.2.
Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of England to support and assist the arbitration process pursuant to clause 10, including if necessary the grant of interlocutory relief pending the outcome of that process. The emergency arbitrator provisions in Article 9B of the LCIA Rules shall not apply.

12.3.
The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Eden Springs UK currently of The Pinnacle, 170 Midsummer Boulevard, Milton Keynes, England, MK9 1FE and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Seller to do so, it shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller’s expense.

SIGNED	)
for and behalf of	)	/s/ Marni Morgan Poe
PRIMO WATER CORPORATION	)
)

[Project Pure – SPA Amendment – Signature Page]

SIGNED	)
for and behalf of	)	/s/ Mark Blunden
OSMOSIS BUYER LIMITED	)	Mark Blunden
	)	Authorised Signatory

[Project Pure – SPA Amendment – Signature Page]